EXHIBIT 99.2


    HINTO ENERGY, INC. ANNOUNCES AGREEMENT TO DRILL OIL WELL IN MEDINA, OHIO

DENVER, CO--(Marketwired - Oct 15, 2014) - HINTO ENERGY, INC. (OTCQB: HENI), which is engaged in the exploration, acquisition, and development of oil and gas properties, with producing properties in Utah and Montana, today announced an agreement to take a 75% interest in an exploratory well to be drilled in Medina County, Ohio. Medina County is located on the Appalachian geosyncline which includes both the Berea sands and the Ohio shale stratigraphic levels.

"We continue to look at exploration and production opportunities that have the potential to produce reasonable results with minimal investment risk, and we believe this oil prospect in Medina County provides such an opportunity," stated George Harris, the Chief Executive Officer of the Company.

"This area of Ohio has had a lengthy history of production with multiple producing zones at shallow depths, which is why we plan on initially drilling down into the Berea Sandstone, which has been a long term producer at 400 to 600 feet. We will use additional geological and geophysical analysis to evaluate deeper prospective targets in the Ohio shale, Clinton, Trenton and Trempealeau formations," Harris continued.

Hinto will retain a 75% non-operated interest in this initial well and any future wells developed on this property. Hinto has also established a 36 square mile AMI (area of mutual interest) with the operator, which could provide for additional drilling opportunities. The Operator is planning to drill and complete the first well during the fourth quarter of 2014.

Hinto Energy, Inc. is involved in the acquisition, production, development and exploration of Oil and Natural Gas properties in the Rocky Mountain Basins. The Company is actively seeking to acquire producing oil and natural gas properties that offer long term production opportunities and properties with proven oil and gas reserves. The Company employs state-of-the-art technology for Reservoir Characterization, discover by-passed reserves, and to evaluate unexploited resources made available with modern horizontal drilling. For more information visit www.hintoenergy.com

NOTICE REGARDING FORWARD-LOOKING STATEMENTS
THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, WHICH INCLUDE, AMONG OTHERS, THE INHERENT UNCERTAINTIES ASSOCIATED WITH PETROLEUM EXPLORATION AND DEVELOPMENT STAGE EXPLORATION COMPANIES INCLUDING, WITHOUT LIMITATION, OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contact Information:

Hinto Energy, Inc.                       Hanover Financial Services
Gary Herick, Vice President - Finance    Ronald J. Blekicki - President/CEO
5350 S. Roslyn Street                    (303) 494-3617
Greenwood Village, CO 80111              http://www.hanoverfinancialservices.com
(303) 647-4850
www.hintoenergy.com


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       5350 S. Roslyn Street, Suite 400, Greenwood Village, Colorado 80111
                     Tel: (303) 647-4842 Fax: (303) 848-8353
                               www.hintoenergy.com